Rule 424(b)(3)
                                             Registration No. 33-62777


PRICING SUPPLEMENT NO.   16   dated     January 9, 1998



                        THE WALT DISNEY COMPANY


                           Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated March 7, 1996 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    / / Fixed Rate   /X/ Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $350,000,000

Original Issue Price:    100%

CUSIP No:   25468PAR7

Proceeds to the Company:  $350,000,000

Discount or Commission to Agents:   N/A

Original Issue Discount:  N/A

Original Issue Date:      January 14, 1998

Stated Maturity:          February 10, 1999

Yield to Maturity:        N/A

Interest Rate Provisions (for Floating Rate Notes):

     Base Rate or Rates:
          Commercial Paper Rate
          / /  LIBOR:
               / /  Reuters Monitor Money Rates Service
               / /  Dow Jones Telerate Service
               / /  Index Currency
          / /  Treasury Rate
          /X/  Prime Rate
          / /  Federal Funds Rate
          / /  CD Rate
          / /  CMT Rate
               / /  Dow Jones Telerate Page 7055
               / /  Dow Jones Telerate Page 7052
                    / /  Week
                    / /  Month
               / /  CMT Maturity Index:  ____
               / /  Other

          Spread:  Minus 2.885%

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify)  The first interest payment date will be
                           February 10, 1998 and thereafter the
                           interest payment dates will be May 10,
                           1998, August 10, 1998, November 10, 1998
                           and February 10, 1999 (or, if such day is not a Business Day, the next Business
                           Day).

Regular Record Dates:

     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify)

Interest Payment Period:
     / /  Monthly
     /X/  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Period:
     /X/  Daily
     / /  Weekly
     / /  Monthly
     / /  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Dates:
     / /  As specified in Prospectus Supplement
     /X/  Other (specify)  Daily except that the Business Day prior to each Interest Payment Date will not be an Interest Reset Date.

Interest Determination Date:
     / /  As specified in Prospectus Supplement
     /X/  Other (specify)  Same as Interest Reset Date.

Calculation Agent:   Citibank, N.A.

Plan of Distribution:  Chase Securities Inc. has acted as principal with respect to the purchase of the Notes.